Exhibit 10.1

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SETTLEMENT AGREEMENT

This AGREEMENT, dated as of March 22, 2016 (this “Agreement”), is made and entered into by PICO Holdings, Inc., a California corporation (the “Company”), and each of the other persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or “Investor Group”);

WHEREAS, the Investor Group is deemed to beneficially own, collectively, shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) totaling, in the aggregate, 339,881 shares or approximately one and five tenths of a percent (1.5%) of the Common Stock outstanding as of March 18, 2016;

WHEREAS, the Company and the Investor Group have engaged in discussions regarding the Company’s business, financial performance, and strategic plans; and

WHEREAS, the Company has reached an agreement with the Investor Group with respect to certain matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Withdrawal of Special Meeting Demand and Termination of Related Solicitation and Other Activities.

(a)        Effective immediately, the Investor Group, notwithstanding its solicitation from shareholders of the Company of consents intended to require the Company to call a special meeting of shareholders of the Company (a “Special Meeting”), hereby irrevocably withdraws the consents delivered to the Company on or about March 17, 2016 and the Investor Group’s request for the Company to call a Special Meeting, and agrees, on behalf of itself and its respective Related Persons (as defined herein), not to, alone or in concert with others, take any action during the Standstill Period (as defined herein) to, directly or indirectly, request, or cause any person to request, the Company to call a Special Meeting or to otherwise cause or facilitate (i) any changes in the composition of the Company’s board of directors (the “Board”), (ii) any amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”), or (iii) other changes to the governance of the Company. Notwithstanding the foregoing, the Investor Group and its respective Related Persons may vote their respective shares of Common Stock, at the Company’s annual meeting of shareholders or at any Special Meeting, by proxy, consent, or otherwise, in a manner consistent with the recommendations made by the Board; provided that the Investor Group and its respective Related Persons vote or consent solely on the proxy or consent card or other voting instruction form solicited by or on behalf of the Company.

(b)        Effective immediately, the Investor Group hereby irrevocably terminates all solicitation and other activities related, directly or indirectly, to the Special

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Meeting that is referenced in the preliminary proxy statement filed by the Investor Group with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2016 (the “Investor Group Special Meeting”), the solicitation of consents to require the Company to call the Investor Group Special Meeting, or the solicitation of proxies or voting instruction forms with respect to any director nominees or proposals to be considered at the Investor Group Special Meeting.

(c)        Within one business day from the date hereof, the Investor Group shall file with the SEC as revised preliminary proxy materials, pursuant to Item 4(b)(6) of Schedule 14A and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and using EDGAR tag PRRN14A, the following disclosure: “On March 18, 2016, PICO Holdings, Inc., a California corporation (the “Company”), increased the size of the Board of Directors of the Company (the “Board”) from seven (7) to nine (9) members and appointed two (2) new independent directors. Leder Holdings is pleased to see the Company take these actions in connection with the membership and composition of the Board. Accordingly, pursuant to an Agreement with the Company, dated as of March 22, 2016 (the “Agreement”), Leder Holdings, LLC, LH Brokerage, LLC, Leder Holdings Opportunity Fund LLC, and Sean M. Leder have agreed, among other covenants, to (i) irrevocably withdraw their request that the Company call a special meeting of shareholders, (ii) irrevocably withdraw the consents related thereto that had been delivered to the Company, (iii) irrevocably terminate all related solicitation and other activities in connection therewith, (iv) not, alone or in concert with others, take any action during the Standstill Period (as defined in the Agreement) to, directly or indirectly, request, or cause any person to request, the Company to call a special meeting of the Company’s shareholders, and (v) abide by other standstill provisions for the duration of the Standstill Period.”

2.          Standstill.

(a)        Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of two-thirds of the members of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) nor any other persons acting under the control or direction of any of the Investors, will, and it will cause each of its Related Persons and such other persons under its control not to, directly or indirectly, alone or in concert with others, in any manner:

(i)       propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;

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(ii)      engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)      acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) economic ownership of any Common Stock (including any rights decoupled from the underlying securities of the Company) representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 2% of the shares of Common Stock outstanding;

(iv)     seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with a recommendation made by the Board;

(v)      sell or offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not a (A) party to this Agreement, (B) member of the Board, (C) officer of the Company, or (D) an Affiliate or Associate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that the Investor knows would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(vi)     engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii)     take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the

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capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Articles of Incorporation or Bylaws, or any actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided that, notwithstanding the foregoing, the Investor Group and its respective Related Persons may vote their respective shares of Common Stock, at the Company’s annual meeting of shareholders or at any Special Meeting, by proxy, consent, or otherwise, in a manner consistent with the recommendations made by the Board; provided that the Investor Group and its respective Related Persons vote or consent solely on the proxy or consent card or other voting instruction form solicited by or on behalf of the Company;

(viii)    initiate, propose or otherwise “solicit” shareholders of the Company for the approval of any shareholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ix)     communicate with shareholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(x)      engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders;

(xi)     otherwise publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board;

(xii)     call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s Restated Articles of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”

(xiii)    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person; provided, however, that the term “assets” as used in this Section 2(a)(xiii) does not include the Common Stock of the Company.

(xiv)    seek election to the Board or seek to place a representative on the Board;

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(xv)    seek the removal of any director from the Board;

(xvi)   deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock;

(xvii)   seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company;

(xviii)  form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement and such Affiliate has notified the Company in writing of the fact that an Investor has formed a group with any such Affiliate within two (2) business days thereof;

(xix)    take any action that would be deemed, pursuant to this Agreement, to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with another person relating to any action prohibited by this Section 2, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xx)    demand a copy of the Company’s list of shareholders or its other books and records, whether pursuant to any provisions of the California Corporations Code or otherwise;

(xxi)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the California Corporations Code; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (2)(a)(xxi);

(xxii)   disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

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(xxiii)  enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiv)  make any request or submit any proposal to amend the terms of this Section 2 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxv)  take any action challenging the validity or enforceability of any of the provisions of this Section 2 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 2;

(xxvi)  take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing; or

(xxvii) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)       As of the date of this Agreement, none of the Investors, nor any of their respective Related Persons, are aware of any actions seeking to change the composition of the Board, the governance or management of the Company or which actions, if taken by the Investors following the execution of this Agreement, would violate any of the terms hereof, other than any actions that have been publicly disclosed as of the date of this Agreement, by any person, and none of the Investors, nor any of their respective Related Persons, are engaged in any discussions or negotiations, or have any agreements, arrangements or understandings, written or oral, formal or informal, whether or not legally enforceable, with any person with respect to any such actions or the acquisition of economic ownership of any securities of the Company, and none of the Investors, nor any of their respective Related Persons, have any actual and non-public knowledge that any other shareholders of the Company have any present or future intention of taking any actions, which actions, if taken by the Investors following the execution of this Agreement, would violate any of the terms hereof, other than any such actions that have been publicly disclosed as of the date of this Agreement. The Investors agree to, and shall cause their respective Related Persons to, refrain from taking any actions during the Standstill Period to intentionally encourage or facilitate other shareholders of the Company or any other persons, directly or indirectly, in any of the actions that if taken by the Investors or any of their respective Related Persons would violate any of the terms of this Agreement.

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(c)       As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially ownership,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person, and any other person with whom such person or such person’s Affiliates or Associates is Acting in Concert (as herein defined) or any Affiliate or Associate of such other person.

(d)        For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express written or oral agreement, arrangement or understanding) at any time after the first public announcement of the adoption of this Agreement, in concert or towards a common goal with such other person, relating to changing or influencing the composition of the Board, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of the Company, or the transfer of control of the Company or in connection with or as a participant in any solicitation, campaign, initiative, negotiations, engagement or transaction, whether intended, proposed, pending or completed, having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes, and (ii) at least one additional factor would support a reasonable inference that such persons intended to act in concert, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert; provided, that, the additional factor required shall not include actions by an officer or director of the Company acting solely in such capacities. A person who is Acting in Concert with another person shall also be deemed to be Acting in Concert with any third party who such person knows is also Acting in Concert with such other person.

(e)        For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Pacific Time, on the date that is the earlier of (x) ten (10) calendar days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the Company’s 2018 Annual Meeting of Shareholders (as set forth in the

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advance notice provisions of the Company’s Bylaws) and (y) one hundred (100) calendar days prior to the first anniversary of the Company’s 2017 Annual Meeting of Shareholders.

3.       Expenses.

(a)        Each of the Company and the Investors shall be responsible for its own respective fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall pay the Investor Group a fixed maximum amount of $200,000 (the “Expense Reimbursement Amount”) as reimbursement for out-of-pocket expenses, including legal fees and expenses, that the Investor Group actually incurred in connection with the matters related to seeking consents from shareholders to require the Company to call the Investor Group Special Meeting, seeking shareholder support for the proposals the Investors intended to bring before the Investor Group Special Meeting, seeking proxies from shareholders in favor of such proposals, and the negotiation and execution of this Agreement. The Expense Reimbursement Amount shall be paid by the Company to the Investor Group no later than 5:00 p.m., Pacific time, on March 24, 2016, via wire transfer in accordance with wire transfer instructions provided by the Investor Group to the Company, accompanied by a Form W-9 completed and executed by the Investor Group, no later than 2:00 p.m., Pacific time, on March 23, 2016.

(b)        The Investor Group represents and warrants that (i) the Expense Reimbursement Amount is less than the amount of out-of-pocket expenses, including legal fees and expenses, that the Investor Group actually incurred in connection with the matters related to seeking consents from shareholders to require the Company to call the Investor Group Special Meeting, seeking shareholder support for the proposals the Investors intended to bring before the Investor Group Special Meeting, seeking proxies from shareholders in favor of such proposals, and the negotiation and execution of this Agreement. and (ii) the expenses that the Investor Group is seeking to be reimbursed for pursuant to this Section 3 are not, in any manner, dependent on the Company agreeing to any of the terms of this Agreement, including, but not limited to, this Section 3.

4.       Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any

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organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.       Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

6.       Mutual Non-Disparagement.

(a)       Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind whatsoever, whether verbal or in writing, including, but not limited to, electronic communications, internet postings, and/or social media postings of any kind whatsoever, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company,

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its business or any of the Company Representatives. For the avoidance of doubt, nothing in this provision shall preclude each Investor from describing its activities in connection with the Company in a manner consistent with the Press Release (as defined below).

(b)       The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind whatsoever, whether verbal or in writing, including, but not limited to, electronic communications, internet postings, and/or social media postings of any kind whatsoever, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their directors, officers, Affiliates or Associates or any of their employees, agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents. For the avoidance of doubt, nothing in this provision shall preclude the Company from describing its activities in connection with the Investors in a manner consistent with the Press Release (as defined below).

(c)       The Investors represent and warrant, on behalf of themselves and their Related Persons, that no Investor nor any Related Person thereof has provided monetary or other support to, cooperated with, assisted or otherwise intentionally encouraged any of the persons responsible for the internet website www.reformpiconow.com and/or the related Twitter handle to create, operate, or maintain such website and/or the related Twitter handle or to post any content that has been posted to such website and/or the related Twitter handle. The Investors represent and warrant, on behalf of themselves and their respective Related Persons, that no Investor nor any Related Person thereof is aware of the identity of the owner of the domain name of the internet website www.reformpiconow.com and/or the related Twitter handle or the identity of the person responsible for creating, operating, maintaining or posting content to such website and/or the related Twitter handle. Without limiting the provisions of Section 6(a) hereof, the Investors agree and acknowledge that, during the Standstill Period, neither they nor any of their respective Related Persons shall provide any monetary or other assistance, support or cooperation to, or intentionally encourage, the persons responsible for the internet website www.reformpiconow.com and/or the related Twitter handle and that, if any Investor or any Related Person thereof was to provide any assistance or support to, cooperate with, or intentionally encourage, the persons responsible for the internet website www.reformpiconow.com and/or the related Twitter handle to create, operate, or maintain such website and/or the related Twitter handle, such actions would constitute a material breach of this Agreement. To the extent that the Company,

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any Company Representatives, or any governmental authority pursues legal actions against the person or persons responsible for the internet website www.reformpiconow.com and/or the related Twitter handle, the Investors and their Related Persons agree to fully cooperate, including, but not limited to, through the giving of truthful and complete testimony, with the Company, any Company Representative or any governmental authority in connection with the investigation and pursuit of such legal actions, provided that the Investors and their Related Persons shall be reimbursed by the Company for the reasonable out-of-pocket expenses they incur in connection with providing any cooperation and/or assistance contemplated by this paragraph that is requested in writing by the Company. Notwithstanding anything in Section 6(b) to the contrary, no release provided by the Company pursuant to this Agreement shall be applicable in any manner to any person for any actions related to the internet website www.reformpiconow.com and/or the related Twitter handle and nothing contain herein shall be deemed to prevent or hinder the Company from pursuing any claim or cause of action against the person or persons responsible for the internet website www.reformpiconow.com and/or the related Twitter handle.

(d)       Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that, such party must provide written notice to the other parties at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other parties.

(e)       The limitations set forth in Section 6(a) and 6(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 6(a) and 6(b) if such statement by the other party was made in breach of this Agreement.

7.       Mutual Releases.

(a)       Releases by the Investor Group. Each of the Investors, on behalf of itself and, to the extent within the control of such Investor, its respective subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Investor Group Releasors”), hereby does fully, unconditionally and irrevocably release and forever discharge, and covenant not to assert, sue or take any steps to further, any claim, action or proceeding against the Company, its subsidiaries and all of their past and present Affiliates, Associates, officers, directors, members, partners, managers, employees, and their heirs, successors, predecessors, and assigns (the “Company Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured,

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fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (defined herein), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any shareholder derivative claims for, based upon or arising out of any actual or alleged breach of fiduciary or other duty, negligence, fraud or misrepresentation, or any other claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, or any other type, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Investor Group Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims the Investor Group Releasors may have for the breach of any provisions of this Agreement.

(b)       Releases by the Company. The Company, on behalf of itself and, to the extent within the control of the Company, its subsidiaries, Affiliates, Associates, officers, directors, employees, members, managers, partners, trustees, beneficiaries, predecessors, and principals (the “Company Releasors”), hereby do fully, unconditionally and irrevocably release and forever discharge, and covenants not to assert, sue or take any steps to further any claim, action or proceeding against, any Investor and its respective Affiliates, Associates, officers, directors, members, managers, partners, trustees, beneficiaries, employees and its heirs, successors, predecessors, subsidiaries and principals (the “Investor Group Releasees”), and each of them, from and in respect of any and all claims, demands, rights, actions, potential actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, agreements, costs, expenses, debts, interest, penalties, sanctions, fees, attorneys’ fees, judgments, decrees, matters, issues, and controversies of any kind, nature or description whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, foreseen or unforeseen, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, fixed or contingent, accrued or unaccrued, apparent or unapparent, including Unknown Claims (defined herein), that are, have been, could have been, or could now be, asserted in any court, tribunal or proceeding (including, but not limited to, any claims based upon or arising under any federal, state, local, foreign, statutory, regulatory, common, or other law or rule, which shall be deemed to include but is not limited to any federal or state securities, antitrust, or consumer protection laws, whether or not within the exclusive jurisdiction of the federal courts), whether legal, equitable, and whether direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Investor Group Releasees, or any of them, of any kind, nature or type whatsoever, up to the date of this Agreement, except that the foregoing release does not release any rights and duties under this Agreement or any claims any of the Company Releasors may have for the breach of any provisions of this Agreement.

(c)       Transfer and Assignment. Each of the parties to this Agreement represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses,

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causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other.

(d)      No Limitations on Releases. The parties to this Agreement waive any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 7. Without limiting the generality of the foregoing, the parties acknowledge that there is a risk that the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those now known. Facts on which they have been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Accordingly, the releases contemplated by this Agreement shall be deemed to extend to claims that any of the releasing persons do not know or suspect exist in his, her, or its favor at the time of the release of the released claims, which if known might have affected the decision to enter into this Agreement (the “Unknown Claims”). In granting the releases herein, the Parties acknowledge that they have read and understand California Civil Code Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties stipulate and agree that they are expressly waiving, relinquishing and releasing all provisions, rights and benefits conferred by or under California Civil Code Section 1542 and any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542.

(e)       Releases Binding, Unconditional and Final. The Parties hereby acknowledge and agree that the releases and covenants provided for in this Section 7 are binding, unconditional and final as of the date hereof.

8.      No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties hereto.

9.      Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B.

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Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. The parties hereto shall not, and shall cause its Affiliates or Associates not to, make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

10.     Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

11.     Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

PICO Holdings, Inc.

7979 Ivanhoe Avenue, Suite 300

La Jolla, CA 92037

Fax No.: 858-456-6480

Email: mwebb@picoholdings.com

Attention: Maxim C. W. Webb, Executive Vice President, Chief Financial Officer, Treasurer & Corporate Secretary

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Fax No.: 202-739-3001

Email: kgottfried@morganlewis.com

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Attention: Keith E. Gottfried, Esq.

and

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Fax No.: 858.550.6420

Email: jkent@cooley.com

Attention: Jason L. Kent, Esq.

If to any Investor:

Leder Holdings, LLC

4755 Technology Way, Suite 203

Boca Raton, FL 33431

Fax No.: (561) 995-9181

Email: smleder@lederholdings.com

Attention: Sean M. Leder, Managing Member

With copies (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

355 South Grand Avenue, 35th Floor

Los Angeles, California 90071-1560

Fax No.: (213) 683-4040

Email: Robert.DellAngelo@mto.com

Attention: Robert L. Dell Angelo, Esq.

and

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Fax No.: (212) 715.8280

Email: adienstag@kramerlevin.com

Attention: Abbe L. Dienstag, Esq.

12.     Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of California as if executed and to be performed wholly within the State of California, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction.

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13.     Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of California located in the County of San Diego in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of California located in the County of San Diego, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

14.     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.     Representative. Each Investor hereby irrevocably appoints Leder Holdings, LLC as its attorney-in-fact and representative (the “Leder Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Leder Representative or upon any document, notice, instruction or other writing given or executed by the Leder Representative.

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16.     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18.     Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.     Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by either party, then the breaching party shall reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.

20.     Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

21.     Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the

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meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

23.     Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Leder Representative, or their respective successors or assigns.

24.     Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a vote of two-thirds of the members of the Board), and with respect to the Company, the prior written consent of the Leder Representative.

25.     No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.

26.     Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid

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and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

27.     Assurances of Performance. Each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates, Associates, officers, directors and other Investor Agents, to comply with the terms of this Agreement

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO AGREEMENT]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

PICO HOLDINGS, INC.

By:	/s/ John R. Hart
Name: John R. Hart
Title: CEO

LEDER HOLDINGS, LLC

By:	/s/ Sean M. Leder
Name: Sean M. Leder
Title: Managing Member

LH BROKERAGE, LLC

By:	/s/ Sean M. Leder
Name: Sean M. Leder
Title: Managing Member

LEDER HOLDINGS OPPORTUNITY FUND LLC

By:	/s/ Sean M. Leder
Name: Sean M. Leder
Title: Managing Member

/s/ Sean M. Leder
SEAN M. LEDER

EXHIBIT A

SHAREHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
Leder Holdings, LLC	339,881
LH Brokerage, LLC	160,401
Leder Holdings Opportunity Fund LLC	179,480
Sean M. Leder	339,881
Aggregate total beneficially owned by Leder Holdings, LLC:	339,881
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EXHIBIT B

FORM OF PRESS RELEASE

(ATTACHED HERETO)

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NEWS RELEASE

PICO HOLDINGS reaches agreement with LEDER HOLDINGS

Leder Holdings Withdraws Consents For Special Meeting and Terminates Special Meeting Solicitation

LA JOLLA, Calif., March 22, 2016 – PICO Holdings, Inc. (Nasdaq: PICO), today announced that it has entered into an agreement with Leder Holdings, LLC and its affiliates, which collectively own approximately 1.5% of PICO’s outstanding shares. Pursuant to the agreement, Leder Holdings has agreed to withdraw its consents for a special meeting of shareholders and has terminated its special meeting solicitation, effective immediately.

John R. Hart, Chief Executive Officer of PICO, said, “We are pleased to have reached this agreement with Leder Holdings and look forward to now turning our full attention to executing on our strategic plan to return capital to shareholders as assets are monetized.”

Sean M. Leder, Managing Member of Leder Holdings, LLC, said, “We are gratified that, since our initial public engagement with PICO, the Company’s Board of Directors has been substantially refreshed – with five new independent directors added to the board. We are also pleased with the Company’s commitment to return capital to shareholders as it monetizes certain assets. We believe that the groundwork has been laid for the refreshed Board and management team to effect positive change at the Company. Given these developments, we have decided to withdraw our request for the Special Meeting.”

Under the terms of the agreement, Leder Holdings has agreed to abide by certain standstill provisions that prevent it from engaging in any shareholder solicitations in opposition to PICO until the latter part of the advance notice period for director nominations in connection with PICO’s 2018 Annual Meeting of Shareholders. In addition, PICO and Leder have agreed to terms regarding mutual releases, mutual non-disparagement and expense reimbursement.

The complete agreement between PICO and Leder Holdings will be filed by PICO with the Securities and Exchange Commission in a Current Report on Form 8-K.

Morgan, Lewis & Bockius LLP and Cooley LLP advised PICO in connection with its agreement with Leder Holdings. Leder Holdings was advised by Kramer Levin Naftalis & Frankel LLP and Munger, Tolles & Olson LLP.

About PICO Holdings

PICO Holdings, Inc. is a diversified holding company that seeks to maximize long-term shareholder value. As previously announced, PICO’s current business plan contemplates that, as assets are monetized, rather than reinvest the proceeds, PICO intends to return capital to shareholders through a stock repurchase program or by other means such as special dividends. For more information, please visit www.picoholdings.com.

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About Leder Holdings, LLC

Leder Holdings, LLC is a privately held holding company with investments in equities and real estate.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release that are not historical, including statements regarding our business plan and our current intention to return capital to shareholders through a stock repurchase program or by other means such as special dividends, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

A number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; the impact of international events; and the costs of responding to the actions of activist investors and the disruption caused to PICO’s business activities by these actions.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contacts

Sard Verbinnen & Co.

Paul Verbinnen (PVerbinnen@sardverb.com)

Mark Harnett (MHarnett@sardverb.com)

212-687-8080

OR

Financial Profiles, Inc.

Paige Hart (PICO@finprofiles.com)

310-622-8244

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